TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER RESULTS

~ First Quarter Sales Increase 14.1% ~

~ Same-Store Sales Increase 4.2% ~
~ First Quarter EPS is $0.02 ~

Brentwood, Tennessee, April 20, 2005 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its first fiscal quarter ended March 26, 2005. Additionally, the Company provided its current outlook for fiscal 2005.

First Quarter Results
Net sales increased 14.1% to $377.2 million from $330.6 million last year. Same-store sales increased 4.2% versus last year’s 12.4% gain. Higher selling prices in certain categories, such as steel, grain, and petroleum-based products contributed approximately 2% of the same-store sales increase. The Company’s same-store sales improvement was broad-based but stronger in southern stores.

Gross profit increased 13.0% to $112.1 million and gross margin was 29.7% compared to 30.0% for the comparable quarter in 2004. Selling, general and administrative expenses increased to 27.2% of sales compared to 26.3% last year. The 90 basis point increase was due to a combination of incremental costs related to the larger store base, the new store support center and increased distribution capacity. Depreciation and amortization expense was $7.6 million compared to $6.3 million last year, as a result of capital expenditures for new and relocated stores, new distribution facilities and technology investments.

The Company’s effective tax rate was 36.3% compared to 37.4% in the prior year, resulting primarily from the mix of business by state.

Net income for the quarter was $0.7 million, or $0.02 per diluted share, compared to $3.4 million, or $0.08 per diluted share, for the comparable quarter in 2004.

The Company opened 13 new stores and relocated another two stores compared to 13 new and three relocated stores in the first quarter of 2004.

Jim Wright, President and Chief Executive Officer, stated, “Our first quarter is seasonally the slowest, where our focus is predominantly on preparing for the spring selling season. While the winter weather carried into March and delayed the sale of full price spring merchandise, we are pleased with our efforts to clear end-of-season winter product. Now that warmer weather has settled in, trends are encouraging and we believe we are well positioned for a strong spring season.”

Company Outlook
The Company currently anticipates second quarter net sales will range between approximately $590 million and $605 million and net income will range between approximately $34.2 million and $35.2 million or $0.83 to $0.86 per diluted share. The Company plans to open 19 new stores in the second quarter of 2005 compared to 12 in the 2004 second quarter.

As previously stated, the Company anticipates net sales for fiscal 2005 (a 53-week fiscal year) will range from $2,000 million to $2,025 million, an increase of 15.0% to 16.4% over fiscal 2004. This assumes a same-store sales increase of approximately 4.0% to 5.0% and the addition of 60 to 65 new stores.

The Company’s outlook for net income remains unchanged except for the effect of certain changes in lease accounting, which were announced on February 28, 2005. These changes, which do not impact cash flow, have resulted in an adjustment to the Company’s previous net income expectations for 2005. As such, the Company now expects 2005 net income will range between $79.2 million and $80.8 million, or $1.89 to $1.93 per diluted share. This compares to fiscal 2004 net income of $64.1 million, or $1.57 per diluted share, which also reflects the impact of the lease accounting changes. Additionally, the Company does not intend to adopt the new accounting rules for stock-based compensation until fiscal 2006, as now required.

Mr. Wright concluded, “We are encouraged by our results in the beginning of the year and remain optimistic about the balance of 2005. We continue to build on last year’s successes, where we laid the ground work to accomplish our strategic and operational initiatives. Our intention is to drive profitable growth over the long term, and we firmly believe this will be accomplished given our proven business model, growing niche market, and strong financial foundation. As the Tractor Supply brand continues to strengthen, we are confident that our positive progress will drive long term value to our shareholders.”

Tractor Supply Company will be hosting a conference call at 9 a.m. Eastern Time on April 21, 2005 to further discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at www.myTSCstore.com and can be accessed under the subheading “Investor Relations.”

At March 26, 2005, Tractor Supply Company operated 528 stores in 34 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Footnotes:

•	All comparisons to prior periods are to the respective period of the prior fiscal year unless the context specifically indicates otherwise.

•	As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These statements include reference to certain factors, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Results Of Operations
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 26, 2005		March 27, 2004*
		(Unaudited)
		%		%
		of Sales		of Sales

Net sales	$377,203	100.0%	$330,554	100.0%
Cost of merchandise sold	265,132	70.3	231,385	70.0

Gross margin	112,071	29.7	99,169	30.0
Selling, general and administrative expenses	102,675	27.2	86,956	26.3
Depreciation and amortization	7,646	2.0	6,326	1.9

Income from operations	1,750	0.5	5,887	1.8
Interest expense, net	677	0.2	381	0.1

Income before income taxes	1,073	0.3	5,506	1.7
Income tax expense	389	0.1	2,061	0.6

Net income	$684	0.2%	$3,445	1.1%

Net income per share:
Basic	$0.02		$0.09

Diluted	$0.02		$0.08

Weighted average shares outstanding:
Basic	38,583		37,829
Diluted	40,914		40,722

Balance Sheet

(in thousands)

	March 26,	March 27,
	2005	2004*
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,890	$24,066
Inventories	501,121	402,115
Prepaid expenses and other current assets	34,232	30,879
Assets held for sale	1,704	3,058
Deferred income taxes	12,330	7,467

Total current assets	587,277	467,585
Property and equipment, net	213,579	171,013
Other assets	4,340	4,175

TOTAL ASSETS	$805,196	$642,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$267,920	$231,165
Accrued expenses	74,314	69,590
Current portion of capital lease obligations	1,132	339

Total current liabilities	343,366	301,094
Revolving credit loan	44,000	15,961
Capital lease obligations	2,924	1,718
Deferred income taxes	5,564	6,023
Other long-term liabilities	27,542	12,228

Total liabilities	423,396	337,024

Stockholders’ equity:
Common stock	311	305
Additional paid-in capital	88,127	73,390
Retained earnings	293,362	232,054

Total stockholders’ equity	381,800	305,749

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$805,196	$642,773

*	The financial statements for the prior year have been restated to reflect the Company’s change in accounting for leases and tenant improvement allowances.